CONSENT OF

BROWN ARMSTRONG

ACCOUNTANCY CORPORATION

To the Board of Directors

Searchlight Minerals Corp.

We hereby consent to the incorporation by reference from the Annual Report on Form 10-K for the year ended December 31, 2011, in the registration statements (Nos. 333-106624, 333-85984 and 333-169994) on Form S-8 and (Nos. 333-132929, 333-163502 and 333-169993) Form S-3, of Searchlight Minerals Corp., of our report dated April 12, 2012, with respect to the consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011, including inception cumulative data prospectively from January 14, 2000, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Pasadena, California

April 12, 2012